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Contact:	Michael F. Bonner Chief Financial Officer (800) 322-2644 ext. 1907 Diane Caldwell Investor Relations (800) 322-2644 ext. 1954

FOR IMMEDIATE RELEASE

STRATEGIC DISTRIBUTION, INC. ANNOUNCES NEW LEADERSHIP

Bensalem, PA—January 14, 2003—Strategic Distribution, Inc. (Nasdaq: STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today announced the resignation of President and CEO, Ron Whitaker and the appointment of three senior executives of the Company to the Office of the Chairman.

Mr. Whitaker has resigned to pursue a new opportunity as president and chief executive officer of a distressed manufacturing company. He will remain a member of the Company's Board of Directors. The Board of Directors of Strategic Distribution, Inc. (SDI) has appointed three senior executives within the Company to the Office of the Chairman to manage the daily operation of the business. The Office of the Chairman includes: William R. Berkley, non-executive Chairman; Donald C. Woodring, Chief Executive Officer; F.M. "Duffy" Shea, Chief Operating Officer and Michael F. Bonner, Chief Financial Officer.

On his departure, Mr. Whitaker commented, "I am thankful for the opportunity I have had over the past two years to work with an exceptionally talented and dedicated group of professionals at SDI and I am proud of our accomplishments during that time. The Company is stronger financially, operationally, strategically and professionally today compared to two years ago. I am a turnaround executive and consider my work at SDI done now and know that the new leadership team will do an outstanding job continuing our efforts to build shareholder value."

Commenting on Mr. Whitaker's service, Board Chairman, Bill Berkley said "On behalf of the Board and our shareholders, we thank Ron for his leadership over the past two years and the favorable impact it has had on both the quality of the Company's operations as well as its financial condition. We wish Ron the best as he undertakes his newest turnaround challenge and look forward to continuing to work with Ron as a board member."

Commenting further on the new appointees to Office of the Chairman, Bill Berkley said "Mike, Duffy and Don were an integral part of the Company's operational and financial turnaround over the past two years and they have extensive business experience that will continue to benefit the Company in the future. These gentlemen, with the support of the many talented managers and employees, will provide a strong, well-respected and capable leadership team for the business. The Office of the Chairman will build the business in the future as we focus on profitable growth and the strategic alternatives available given the many options our liquidity provides us."

Strategic Distribution, Inc. is a leading provider of industrial supply services to commercial and industrial customers as well as institutions of higher education. The Company provides proprietary services that reduce costs and inefficiencies in the procurement and management of maintenance, repair and operating ("MRO") materials. Additional information about SDI and the In-Plant Store program can be found on the Company's web site at www.in-plantstore.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2001 annual report as filed on Form 10-K with the Securities and Exchange Commission.

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STRATEGIC DISTRIBUTION, INC. ANNOUNCES NEW LEADERSHIP